CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A, Post-Effective Amendment No. 5 to File No. 333-119865; Amendment No. 13 to File No. 811-21113) of our report dated February 21, 2007 on the financial statements and financial highlights of Constellation Institutional Portfolios, included in the 2006 Annual Report for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.


                                                     /s/ERNST & YOUNG LLP

Cincinnati, Ohio
April 27, 2007